Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 23, 2017, with respect to the statement of financial position of Fireman B.V. as of June 23, 2017, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG

Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

October 13, 2017